As filed with the Securities and Exchange Commission on June 25, 2013
File No._333-____________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Dominion Resources, Inc.
(Exact name of registrant as specified in its charter)

Virginia	54-1229715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Tredegar Street
Richmond, Virginia 23219
(804) 819-2000
(Address of registrant's principal executive offices, including zip code)

Dominion Energy New England Union Savings Plan
(Full Title of Plan)

Carter M. Reid, Senior Vice President – Administrative Services and Corporate Secretary
Sharon L. Burr, Deputy General Counsel – Governance and Assistant Corporate Secretary
Dominion Resources, Inc.
120 Tredegar Street,
Richmond, Virginia 23219
(804) 819-2000
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer   X                                                                  Accelerated filer
Non-accelerated filer                                                                           Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (without par value)	66,000 shares	$54.90	$3,623,400	$494.24

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Pursuant to Rule 457, these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant's Common Stock on the New York Stock Exchange on June 20, 2013.

EXPLANATORY NOTE

This Registration Statement relates to an earlier filing for an employee benefit plan, Dominion Energy New England Union Savings Plan (the “Plan”) and increases the number of shares of common stock, without par value, authorized and reserved for issuance thereunder by 66,000 shares.  Pursuant to General Instruction E of Form S-8, the Registration Statement on Form S-8 relating to the Plan which was filed by the Registrant with the Securities and Exchange Commission on December 21, 2005 (SEC File No. 333-130566) and the Registration Statement on Form S-8 relating to the registration of additional shares which was filed by the Registrant with the Securities and Exchange Commission on December 9, 2008 (SEC File No. 333-156027), are incorporated herein by reference except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Dominion Resources, Inc. (Dominion) with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof: (i) Dominion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (other than any portions of the document not deemed to be filed), (ii) Dominion’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, (iii) Dominion’s Current Reports on Form 8-K filed January 25, 2013, February 20, 2013, April 1, 2013, May 3, 2013, June 7, 2013 and June 24, 2013 and  (iv) the description of the Dominion’s Common Stock in Dominion’s Current Report on Form 8-K/A filed June 25, 2013.

In addition, all documents filed by Dominion pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the Prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

During the fourth quarter of 2012, Dominion recorded an approximately $1.6 billion impairment charge ($1.0 billion after-tax) for Brayton Point power station (Brayton Point) and Kincaid power station (Kincaid) that was included in Other operations and maintenance expense in its Consolidated Statements of Income in Dominion’s Annual Report on Form 10-K for the year ended December 31, 2012. In March 2013, Dominion entered into an agreement with Energy Capital Partners to sell Brayton Point, Kincaid and its 50% interest in Elwood power station (Elwood), which is an equity method investment. Upon entering the agreement, Brayton Point and Kincaid (but not Elwood, since it is an equity method investment) met the criteria for and their results of operations were reclassified as discontinued operations in Dominion’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 for all periods presented. Also, the applicable income and expense items, including the fourth quarter 2012 impairment charge, will be reclassified to discontinued operations in Dominion’s Annual Report on Form 10-K for the year ended December 31, 2013 for all periods presented.

In addition, Dominion has applied the provisions of Accounting Standards Update No. 2011-11, “Disclosures About Offsetting Assets and Liabilities,” and No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities” on a retrospective basis effective with its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

Item 8. Exhibits:

Exhibits

5	Opinion of Mark O. Webb, Esquire, Vice President and General Counsel of Dominion Resources, Inc. (filed herewith).
23.1	Consent of Deloitte & Touche LLP (filed herewith).
23.2	Consent of Mark O. Webb, Esquire (included in Exhibit 5).
24	Powers of Attorney (included in signature page of the Form S-8 and incorporated by reference).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, however, that paragraphs a(1)(i) and a(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, the Commonwealth of Virginia, on the 21st day of June, 2013.

DOMINION RESOURCES, INC.

By:	/s/ Thomas F. Farrell II
Thomas F. Farrell II, Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

The officers and directors whose signatures appear below hereby constitute Carter M. Reid, Sharon L. Burr, or Mark O. Webb, any of whom may act, as their true and lawful attorneys-in fact, with full power to sign on their behalf individually and in each capacity stated below and file all amendments and post-effective amendments to the registration statement making such changes in the registration statement as the registrant deems appropriate, and generally to do all things in their name and in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 21st day of June, 2013.

Signature	Title

/s/ Thomas F. Farrell II	Chairman, President
Thomas F. Farrell II	and Chief Executive Officer

/s/ William P. Barr	Director
William P. Barr

/s/ Peter W. Brown	Director
Peter W. Brown

/s/ Helen E. Dragas	Director
Helen E. Dragas

/s/ James O. Ellis, Jr.	Director
James O. Ellis, Jr.

/s/ John W. Harris	Director
John W. Harris

/s/ Robert S. Jepson, Jr.	Director
Robert S. Jepson, Jr.

/s/ Mark J. Kington	Director
Mark J. Kington

/s/ Pamela J. Royal	Director
Pamela J. Royal

/s/ Robert H. Spilman, Jr.	Director
Robert H. Spilman, Jr.

/s/ Michael E. Szymanczyk	Director
Michael E. Szymanczyk

/s/ David A. Wollard	Director
David A. Wollard

/s/ Mark F. McGettrick	Executive Vice President and
Mark F. McGettrick	Chief Financial Officer

/s/ Ashwini Sawhney Ashwini Sawhney	Vice President - Accounting and Controller (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, the Chair of the Administrative Benefits Committee for the Dominion Energy New England Union Savings Plan have duly caused this registration statement to be signed on the Plan’s behalf by the undersigned, thereunto duly authorized, in the City of Richmond, the Commonwealth of Virginia on the 21st day of June, 2013.

Dominion Energy New England Union Savings Plan

By:	/s/ Carter M. Reid
Name:	Carter M. Reid
Title:	Chair, Administrative Benefits Committee